Exhibit 99.1

LGL Announces Termination of Discussions with Investment Group

ORLANDO, FL, July 31, 2018 – The LGL Group, Inc. (NYSE MKT: LGL) (the “Company”), a globally diversified holding company with a history of operations dating back to 1914, today announced the termination of discussions with respect to a proposal from an investment group to acquire the assets of the Company’s two principal operating subsidiaries, M-tron Industries, Inc. (“MtronPTI”) and Precise Time and Frequency, LLC (“PTF”).

The Company’s board of directors, after carefully reviewing and evaluating the proposal and consulting with its legal and financial advisors and shareholders, has concluded that it is in the best interests of the Company and its shareholders for the Company to pursue other strategic alternatives.

The Company’s Chief Executive Officer, Michael J. Ferrantino, Sr., added, “Our strategy is working, our business has been trending up for the last several quarters and although we are not yet ready to release full quarterly financial results, we do expect to report results that are very positive.  We expect revenues for the second quarter of 2018 to be near $6 million.  New orders continue to be strong and are expected to be approximately $7 million for the second quarter of 2018.  Earnings are also trending higher and are anticipated to be between 9 and 10 cents per share for the second quarter of 2018.  In addition, our order backlog once again increased and is anticipated to be around $13 million for the second quarter of 2018.”

Mr. Ferrantino continued, “We are excited to present our quarterly results and provide you with more information about how our business is trending, and to that end, we will be conducting an earnings call at 4:00 p.m. Eastern time on August 9, 2018.  Thank you for your support and we look forward to talking to you on August 9th.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

The LGL Group, Inc.

Michael Ferrantino, Sr. – mferrantino@lglgroup.com

(407) 298-2000

James Tivy - jtivy@lglgroup.com

(407) 298-2000